Exhibit 5


                          AGREEMENT AND CROSS RECEIPT


     AGREEMENT AND CROSS RECEIPT dated June 19, 2000 between Boulder, Inc. (formerly Earth's Best, Inc.), an Idaho corporation ("EB"), and The Hain Celestial Group, Inc. (formerly The Hain Food Group, Inc.), a Delaware corporation ("Hain").

     WHEREAS, on September 24, 1999, EB purchased shares of Hain common stock, par value $.01 per share (the "Hain Common Stock"), constituting 19.5% of the then outstanding Hain Common Stock on that date (the "Initial Investment");

     WHEREAS, in connection with the Initial Investment, EB and Hain entered into: (1) a Securities Purchase Agreement dated September 24, 1999 (the "Securities Purchase Agreement"); (2) together with Irwin D. Simon, an Investors Agreement dated September 24, 1999 (the "Investors Agreement"); and
(3) a Registration Rights Agreement dated September 24, 1999 (the "Registration Rights Agreement");

     WHEREAS, prior to the date hereof, EB notified Hain of the exercise of its right under Section 5.03 of the Investors Agreement to purchase shares of Hain Common Stock in the public market to maintain its initial ownership percentage following the issuance of shares of Hain Common Stock by Hain upon the exercise of stock options, warrants and upon the conversion of outstanding convertible notes;

     WHEREAS, on May 30, 2000, in connection with Hain's acquisition of Celestial Seasonings, Inc., Hain issued an additional 10,662,224 shares of Hain Common Stock (the "Celestial Issuance");

     WHEREAS, in connection with the Celestial Issuance, Hain provided EB with notice dated May 31, 2000 of its right under Section 5.01 of the Investors Agreement to purchase up to 2,582,774 shares (the "Additional Shares") of Hain Common Stock at the closing price for shares of Hain Common Stock on the Nasdaq National market on May 30, 2000 of $30.875 per share (the "Closing Price"); and

     WHEREAS, the board of directors of Hain has approved the issuance and sale of the Additional Shares at the Closing Price and the board of directors of EB has approved the purchase of the Additional Shares by EB at the Closing Price.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, EB and Hain hereby agree as follows:

     1. Additional Shares.

          (a) On the date hereof, Hain agrees to issue and sell, and EB agrees to purchase, the Additional Shares at the Closing Price.

          (b) Each of EB and Hain agree that the Additional Shares shall constitute "Shares" as defined in and for the purposes of the Securities Purchase Agreement, the Investors Agreement and the Registration Rights Agreement.

     2. Conditions of Obligations of EB. The closing conditions contained in Sections 3.1(a), (b) and (c) of the Securities Purchase Agreement shall be satisfied or waived as of the date hereof (for purposes of this Section 2, the term "Closing Date" as used in the Securities Purchase Agreement shall mean the date hereof).

     3. Conditions of Obligations of Hain. The closing conditions contained in Sections 3.2(a), (b) and (c) of the Securities Purchase Agreement shall not be satisfied or waived as of the date hereof (for purposes of this Section 3, the term "Closing Date" as used in the Securities Purchase Agreement shall mean the date hereof).

     4. Cross Receipt. EB delivers to Hain herewith a wire transfer of immediately available funds in the amount of $79,743,147.25 constituting full payment by EB to Hain for the Additional Shares and acknowledges receipt of the certificates representing the Additional Shares. Hain acknowledges receipt of the funds referred to above as full payment for the Additional Shares.

     5. Miscellaneous.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

          (b) Except as expressly provided for herein, the Securities Purchase Agreement, the Investors Agreement and the Registration Rights Agreement shall remain in full force and effect.


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


          (c) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) This Agreement may not be amended or modified without the written consent of EB and Hain, nor shall any waiver be effective against any party unless in a writing executed on behalf of such party.


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


     IN WITNESS WHEREOF, EB and Hain have caused this Agreement to be executed and delivered by the undersigned duly authorized officers as of the day and year first above written.

                                          BOULDER, INC. (formerly
                                            EARTH'S BEST INC.)


                                          By: /s/ Robert Yoshida
                                             -----------------------------------
                                             Name:  Robert Yoshida
                                             Title: President


                                          THE HAIN CELESTIAL GROUP,
                                            INC.


                                          By: /s/ Gary M. Jacobs
                                             -----------------------------------
                                             Name:  Gary M. Jacobs
                                             Title: Sr VP Finance


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